Exhibit 10.1

                                LETTER OF INTENT

         This Letter of Intent is made and effective as of the 16th day of April, 2001 by and between GOLD STANDARD, INC., a publicly traded Utah corporation, having a usual place of business at 136 South Main Street, Suite 712, Salt Lake City, Utah 84101 (hereinafter "GOLD STANDARD") and VECTOR MEDICAL TECHNOLOGIES, INC., a Delaware corporation, having a usual place of business at 3785 North Federal Highway, Boca Raton, Florida 33431 (hereinafter "VECTOR").

                               W I T N E S S E T H

         WHEREAS: GOLD STANDARD is a publicly traded Utah corporation trading on the NASDAQ Small Cap Market under the trading symbol "GSTD"; and

         WHEREAS: GOLD STANDARD has been engaged in the gold exploration business for a long period of time and has recently made a corporate business decision to spin off its core businesses to existing stockholders thereby creating an independent public company to trade on the NASDAQ OTC Bulletin Board and seek other business opportunities;

         WHEREAS: GOLD STANDARD has reviewed the business plans and financial statements of VECTOR and has agreed to acquire all of the shares of VECTOR in a reverse merger under the terms and conditions as contained in this Letter of Intent; and

         WHEREAS: VECTOR is a privately owned Delaware corporation which is engaged in the medical research and development business, has approximately 18,000,000 shares of common stock outstanding, approximately 2,000,000 options and warrants outstanding and has approximately 550 shareholders; and

         WHEREAS: VECTOR has reviewed the corporate history of GOLD STANDARD, examined its publicly disclosed Securities and Exchange Commission filings and otherwise commenced a due diligence investigation of GOLD STANDARD and based on its findings to date has determined that it is in VECTOR's best interests to be acquired by GOLD STANDARD under the terms and conditions contained in this Letter of Intent.

         NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL UNDERTAKINGS OF THE PARTIES AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS ACKNOWLEDGED BY AND BETWEEN THE PARTIES, AND THE PARTIES

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HERETO OTHERWISE WISHING TO BECOME LEGALLY BOUND UNTO EACH OTHER IN RESPECT OF
THE TRANSACTIONS SET FORTH IN THIS LETTER OF INTENT HEREBY AGREE AS FOLLOWS:

         1. The foregoing recitations are incorporated into the body of this Letter of Intent as though fully set forth herein.

         2. GOLD STANDARD hereby agrees to acquire all of the shares of VECTOR and VECTOR hereby agrees to merge with GOLD STANDARD on the following terms and conditions:

                  (a) All of the existing assets and liabilities of GOLD STANDARD including any cash or cash equivalents will be spun off to all shareholders of record of GOLD STANDARD coincident to the completion date of this transaction.

                  (b) Coincident with this transaction, GOLD STANDARD will acquire all of the shares of VECTOR in exchange for newly issued, restricted common stock of GOLD STANDARD.

                  (c) The rate of exchange will be set so that, immediately following the closing, the shareholders of GOLD STANDARD will own 10% of the fully-diluted stock of the corporation. Prior to closing, GOLD STANDARD may do a forward stock split of a maximum of 2-for-1.

                  (d) Prior to the date of closing and as a condition precedent to closing, VECTOR will arrange for the new private placement of nine hundred thousand newly issued, fully paid, non-assessable shares of VECTOR stock at a price of $5.00 per share to raise $4,000,000.00 net of commissions in cash. These shares shall be exchanged for shares of GOLD STANDARD on a share for share basis on the date of closing. Subsequent to the closing VECTOR shall arrange for a private placement or secondary offering of an additional $76,000,000.00 of the merged entity common stock at a target price of $10.00 per share, such offering to be completed within six months following the date of closing.

         3. Upon the closing of the Transactions contemplated by this Letter of Intent, the name of GOLD STANDARD will be changed to VECTOR MEDICAL, INC. or any other name chosen by VECTOR and the name GOLD STANDARD shall be retained by the spun off company. Upon closing, the majority of the current officers and directors of GOLD STANDARD will resign and be replaced by officers and directors chosen by VECTOR.

         4. Immediately upon the execution of this Letter of Intent, both GOLD STANDARD and VECTOR will commence full due diligence investigations of each other in preparation for the consummation of this transaction. Each of GOLD STANDARD and VECTOR will permit the other full access to any and all corporate information in its possession for purposes of such due diligence. Any and all of such information will be held in strict confidence by the receiving party


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and will be returned in full with no copies made in the event that the transactions contemplated by this Letter of Intent fail to be consummated.

         5. Each party shall have 30 days from the date of execution of this Letter of Intent to complete its due diligence. Closing of the transactions contemplated by this Letter of Intent shall occur within 60 days following the date of signing of this Letter of Intent, provided that that time frame may be extended by mutual agreement in the event that any regulatory agencies need additional time to approve these transactions, including the proposed spin-off described above. Either party may terminate this Letter of Intent within five business days following the completion of its due diligence investigation with no liability to either party. After the expiration of the five business day period, this Letter of Intent shall be valid and binding on both parties. Each party shall bear its own costs and expenses incurred or expended in connection with the merger contemplated by this Letter of Intent or any business transactions between the parties. Each of the parties shall take such steps as are required by law to obtain shareholder approval for the transactions contemplated by this Letter of Intent.

         6. The parties will use their best efforts to obtain a NASDAQ listing for the stock of the combined company.

         7. Both GOLD STANDARD and VECTOR shall use their best efforts to structure this transaction as a triangular merger agreement to provide for tax free status in the exchange for the benefit of the stockholders of both companies.

         8. This Letter of Intent constitutes the entire agreement between the parties and may not be changed only by writing signed by both parties.

         9. This Letter of Intent shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns, trustees, shareholders and receivers.

         10. If VECTOR commences suit hereunder, jurisdiction and venue shall vest in the courts of Salt Lake City, Utah. If GOLD STANDARD commences suit hereunder, jurisdiction and venue for purposes of this Letter of Intent shall vest in the courts of competent jurisdiction in Palm Beach County, Florida. In the event of any litigation arising under or by virtue of this Letter of Intent or the underlying business transactions between the parties, the prevailing party to such litigation, in addition to any other remedies otherwise allowable by law shall be entitled to an award of reasonable attorneys fees and costs at all stages of the litigation, including appellate review.

         11. This Letter of Intent is subject to approval by the GOLD STANDARD board of directors, which will not be unreasonably withheld.




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         IN WITNESS WHEREOF, the parties hereto have set their respective hands and corporate seals as of the day and year first above written.

                                          GOLD STANDARD


                                          By/s/ Scott L. Smith
                                          --------------------------------------
                                          Scott L. Smith
                                          President and Chief Financial Officer

                                          VECTOR MEDICAL TECHNOLOGIES, INC.


                                          By/s/ Michael J. Salit, M.D.
                                          --------------------------------------
                                          Michael J. Salit, M.D.
                                          Chairman and CEO







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